Exhibit 20.1

LNR PARTNERS, LLC

1601 Washington Ave., Suite 700

Miami Beach, FL 33139

Acknowledgement and Acceptance of Special Servicer

December 16, 2013

VIA FEDERAL EXPRESS, FACSIMILE AND EMAIL (if available)

U.S. Bank National Association (as Trustee)

190 South LaSalle Street, 7th Floor

Chicago, IL 60603

Attention: CGMT 2012-GC8

Fax: (312) 332-7992

Attention: Laura Debolt

E-mail: laura.debolt@usbank.com

E-mail: Cmbs.transactions@usbank.com

Citibank, N.A. (as Certificate Administrator)

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention: Global Transaction Services – CGCMT 2012-GC8

Fax: (212) 816-5527

RE:	Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-

Through Certificates, Series 2012-GC8

Ladies and Gentlemen:

Reference is made to Section 6.08 of the Pooling and Servicing Agreement, dated as of September 1, 2012, among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, A Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee, as the same may have heretofore been and/or may hereafter be assigned, modified, amended and/or restated (the “Agreement”).

All capitalized terms used, but not otherwise defined herein shall have the meanings attributed to them in the Agreement.

Pursuant to Section 6.08(e) and Section 7.02 of the Agreement, the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as the General Special Servicer and as the Whole Loan Special Servicer for each Whole Loan (collectively the “Special Servicer”) under the Agreement. The undersigned hereby acknowledges and agrees that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of the Special Servicer. The undersigned hereby assumes, from and after the hereof, (i) the due and punctual performance and observance of each covenant and condition to be performed or observed by the Special Servicer under the Agreement and (ii) all of the responsibilities, duties and liabilities of the Special Servicer under the Agreement that arise on and after the date hereof. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 2.06 of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: LNR Partners, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Florida.

LNR Partners, LLC

By:	/s/ Arnold Shulkin
Name:	Arnold Shulkin
Title:	Vice President